Exhibit 1.2

(TRANSLATION)

REGULATIONS OF

THE BOARD OF DIRECTORS

OF

TOYOTA MOTOR CORPORATION

Established: February 27, 1952

As last amended on June 17, 2011

(Aa004-13)

Article 1. (Regulations of the Board of Directors)

Except as provided for in laws, ordinances or the Articles of Incorporation, matters relating to the Board of Directors of Toyota Motor Corporation (the “Company”) shall be governed by the provisions of these Regulations.

Article 2. (Purpose and Composition)

1.	The Board of Directors shall be composed of all the Directors and shall make decisions on the execution of business, supervise the execution of the duties of Directors, and designate and dismiss the Representative Directors.

2.	Corporate Auditors shall be present and, whenever necessary, give their opinions at a meeting of the Board of Directors.

3.	Senior Managing Officers and Managing Officers shall be present only to the extent required to give explanation for matters to be resolved and to be reported in case of such attendance permitted by Board of Directors related to the matters to be resolved and reported. However, Senior Managing Officers and Managing Officers are not able to participate in resolutions.

Article 3. (Person to Convene Meeting and Notice of Meeting)

1.	A meeting of the Board of Directors shall be convened by the Chairman of the Board or the President. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from convening, such meeting shall be convened by the Vice Chairman of the Board, the Executive Vice President or other Board of Directors in that order and according to their rank, if there are multiple persons holding the same position.

2.	Notice of convening a meeting of the Board of Directors shall be dispatched to each Director and each Corporate Auditor at least three (3) days before the date of the meeting. In the case of urgency, however, such period may be shortened.

3.	A meeting of the Board of Directors may be held without following the convening procedure, if consented to by all the Directors and the Corporate Auditors.

Article 4. (Chairmanship and Method of Adopting Resolutions)

1.	The Chairman of the Board or the President shall preside as chairman at a meeting of the Board of Directors. In the event that the positions of both the Chairman of the Board and the President are vacant or that both of them are prevented from so presiding as chairman, the Vice Chairman of the Board, the Executive Vice President or other Board of Directors, shall preside as chairman in that order and according to their rank in the case that there are multiple persons holding the same position.

2.	Resolutions of the Board of Directors shall be adopted at meetings at which a majority of the Directors who are entitled to vote shall be present, by a majority of the Directors so present.

3.	With respect to matters to be resolved by the Board of Directors, the Company shall deem that such matters were approved by a resolution of the Board of Directors when all the Directors express their agreement in writing or by electronic records. Provided, however, that this provision shall not apply when any Corporate Auditor expresses his/her objection to such matters.

4.	With respect to matters to be reported to the Board of Directors, Directors, Corporate Auditors or Accounting Auditors shall not be required to report such matters to the Board of Directors when such matters are notified to all the Directors and Corporate Auditors.

Article 5. (Matters to be Resolved)

The following matters shall be subject to the resolution of the Board of Directors:

(1)	Matters provided for in the Corporation Act or other laws or ordinances;

(2)	Matters provided for in the Articles of Incorporation;

(3)	Matters delegated to the Board of Directors by resolution of a general meeting of shareholders; and

(4)	Other important managerial matters.

Article 6. (Matters to be Reported)

Directors shall report to the Board of Directors on the following matters:

(1)	State of execution of business and such other matters as are provided for in the Corporation Act or other laws or ordinances; and

(2)	Such other matters as the Board of Directors may deem necessary.

Article 7. (Minutes)

1.	Minutes shall be prepared each time a meeting of the Board of Directors is held and such minutes shall be kept on file at the head office for ten years.

2.	Minutes shall set forth matters provided for in the laws or ordinances and the Directors and Corporate Auditors present shall sign or affix their names and seals thereto.

Supplementary Provisions

Article 1. (Effective Date)

These Regulations shall become effective as of June 17, 2011.

Article 2. (Amendment to Regulations)

Any amendment to these Regulations shall be made by a resolution of the Board of Directors.